Exhibit 99.2
For Immediate Release
Monday, October 14, 1996


                  CHARTWELL RE CORPORATION ANNOUNCES
                        PURCHASE OF SHARES OF
                      ARCHER GROUP HOLDINGS plc

Stamford, Connecticut - October 14, 1996 -- Chartwell Re Corporation ("Chartwell") (NYSE: CWL) announced that, following today's earlier confirmation of a recommended cash offer for Archer Group Holdings, plc ("Archer")(LSE:AAJ.L), Chartwell Holdings Limited, a newly-formed, indirect wholly-owned subsidiary of Chartwell, has, this morning, purchased 9,300,000 Archer Shares, representing approximately 24.6 per cent of the issued share capital of Archer, at a price of 92.5 pence per Archer Share.

The Archer Shares were purchased through Cazenove & Co.

On 11 October, 1996, Chartwell Reinsurance Company purchased 2,027,100 Archer Shares, representing approximately 5.4 per cent of Archer's issued share capital.

As announced earlier today in connection with the Offer, the Archer directors and certain others have irrevocably undertaken to Chartwell Holdings Limited to accept the Offer in respect of their entire holdings of Archer Shares, representing an aggregate of approximately
22.4 per cent of Archer's issued share capital. These undertakings continue to be binding in the event of a higher offer for Archer.

As a result, the Chartwell Group currently owns or has undertakings to accept the Offer in respect of an aggregate of 52.3 per cent of the issued ordinary share capital of Archer.

FOR FURTHER INFORMATION CONTACT:
        Steven J. Bensinger, President
        Tel: (London) until October 16, 1996: 011-44-1-71-369-3000
        Tel: (Stamford) 203-705-2520
        Nancy B. Saltzman, Investor Relations - Tel: 203-705-2532